[letterhead of NEON Communications Group, Inc.]

June 25, 2007

Mr. Ted S. Lodge
c/o NEON Communications Group, Inc.
2200 West Park Drive
Westborough, MA 01581

Re: Extension of Employment Agreement

Dear Ted:

      NEON Communications Group, Inc., a Delaware corporation (the “Company”), is pleased to extend the term of the Employment Agreement, dated as of October 31, 2005, by and between the Company and you, as amended by the letter agreement dated October 18, 2006 (as so amended, the “Employment Agreement”) as provided in this letter.

Accordingly, Section 2 of the Employment Agreement is hereby amended and restated to read as follows in its entirety:

      Section 2. Term. Subject to the provisions for earlier termination hereinafter set forth, the term of employment hereunder (the “Term”) shall commence on October 31, 2005 and shall continue through the latest of (i) October 31, 2007, (ii) the Effective Time or (iii) if the Merger Agreement is terminated in connection with a Superior Proposal, the closing of a Superior Proposal, unless otherwise extended in a writing signed by both Parties. If (i) the Merger Agreement is terminated after October 31, 2007 but prior to the Effective Time other than in connection with a Superior Proposal, or (ii) the Merger Agreement is terminated in connection with a Superior Proposal, but such Superior Proposal is not consummated, the Parties shall negotiate in good faith concerning any mutually desired extension of the Term. “Effective Time” and “Superior Proposal” shall have the meanings set forth in that certain Merger Agreement Among RCN Corporation, Raven Acquisition Corporation and NEON Communications Group, Inc. and Dated as of June 24, 2007 (the “Merger Agreement”). Such period or any subsequent extension period is referred to herein as the “Employment Period”. The date on which the Term expires in accordance with this Section 2 is referred to herein as the “Expiration Date.”

     In addition, the reference to “October 31, 2007” in Section 6.2 is hereby amended to read “the Expiration Date”.

     All other provisions of the Employment Agreement shall remain as originally set forth in the Employment Agreement.

      Please indicate your acceptance and agreement to the terms of this letter by signing the duplicate copy of this letter where indicated on the following page and returning such signed duplicate copy to the Company.

Mr. Ted S. Lodge

     Thank you for your service to the Company.

Very truly yours,
NEON COMMUNICATIONS
GROUP, INC.

By: _/s/Gene M. Bauer______
Gene M. Bauer
Senior Vice President,
General Counsel and
Corporate Secretary

Agreed and accepted
this 25th day of June, 2007

/s/Ted S. Lodge____________
Ted S. Lodge